2015 INCENTIVE STOCK PLAN EXCERPT FROM PROXY

Summary of Material Features of the 2015 Plan

General. 500,000 shares of common stock (“Stock”) will be available for issuance under the 2015 Plan, plus that number of shares of Stock sufficient to satisfy grants outstanding under the Preexisting Plan as of the Effective Date. Based on prior experience the Board estimates that the reservation of 500,000 shares of stock for grant under the 2015 Plan should meet the needs of the Company for the reasonably foreseeable future though this could change, particularly in the event the Company’s hiring needs change. Except with respect to certain adjustments to reflect any equity restructuring or change in the capitalization of the Company, as well as other transactions described in Section 424(a) of the Code that do not constitute a change in control as defined in the 2015 Plan, the 2015 Plan does not include any formula to increase the number of shares of Stock available for issuance. Shares of Stock issued pursuant to an Option (as hereafter defined) or grant of restricted Stock will reduce the number of shares available under the 2015 Plan, but any shares of restricted Stock forfeited after issuance will be added back to the pool of Stock available for issuance. Based solely on the closing price of the Company’s Stock as reported by NASDAQ on January 14, 2015 and the maximum number of shares that would have been available for awards on such date, the maximum aggregate market value of the Stock that could potentially be issued under the 2015 Plan is $1.2 million.

Administration. The 2015 Plan will be administered by the Company’s three member Compensation Committee, which meets the requirements of Rule 16b-3 of the Securities Exchange Act of 1934 and Section 162(m) of the Internal Revenue Code (the “Code”). Subject to the terms of the 2015 Plan, the Committee has full power to select those individuals to whom awards will be granted, condition such awards as it deems necessary, including imposing restrictive covenants and non-competition provisions, and interpret the 2015 Plan, as well as take any other action the Committee deems equitable under the circumstances.

Eligibility. Persons eligible to participate in the 2015 Plan will be those employees and consultants of the Company or any subsidiary or parent (if any) of the Company to whom the Committee, in its sole discretion, decides to make a grant (“Key Employees”), together with any member of the Board of Directors (a “Director”). Only Key Employees and Directors who are actually employed by the Company or its parent or subsidiaries will be eligible to receive grants of incentive stock options under Section 422 of the Code (“ISOs”). All Key Employees and Directors, regardless of whether they are employed by the Company, its parent (if any) or subsidiaries, will be eligible to receive grants of stock options that do not qualify as incentive stock options under the Code (“Non-ISOs”, and together with ISOs, “Options”), stock appreciation rights and grants of restricted Stock under the 2015 Plan. Approximately 15 individuals would currently be eligible to participate in the 2015 Plan, which includes three officers, nine employees who are not officers, and the Directors.

2015 Plan Limits. An Option will only be treated as an ISO to the extent the fair market value of the Stock subject to the Option which would become exercisable in any year does not exceed $100,000 as determined on the date of the grant. Any excess will be treated as a Non-ISO. Generally, no Key Employee or Director may be granted an Option to purchase more than 100,000 shares of Stock or a stock appreciation right based on the appreciation of more than 100,000 shares of Stock. If a recipient is granted both an Option and stock appreciation right in the same calendar year, then the total number of shares of Stock subject to the Option and stock appreciation right may not exceed 100,000. Subject to certain adjustments, no Key Employee or Director may receive more than 100,000 shares of Stock pursuant to a grant of restricted Stock during any calendar year. Notwithstanding the foregoing limits, however, the Committee may exceed the above limits at its discretion if the Committee deems it appropriate in connection with the hiring of any individual who would, when hired, be a Key Employee.

Stock Options. The 2015 Plan permits the granting of ISOs and Non-ISOs and they may be granted for any reason the Committee deems appropriate, including as a substitute for compensation otherwise payable in cash. Options granted under the 2015 Plan will be Non-ISOs if they fail to qualify as incentive options under Section 422 of the Code or exceed the annual limit on ISOs. The exercise price for each Option may not be less than the Fair Market Value of a share of Stock on the date the Option is granted and, with respect to any stockholder who owns more than ten percent (10%) of the total combined voting power of the Company (a “Ten Percent Shareholder”), the exercise price for any ISO may be no less than 110% of the fair market value of a share of Stock on the date of the grant. Fair market value for these purposes will be either (a) the price of a share of Stock using the NASDAQ process for identifying the NASDAQ market-specific closing price for issues related to listing on such exchange or (b) if such price is unavailable, the price for the immediately preceding business day or (c) if any such NASDAQ market-specific closing price is unavailable, the current fair market value of a share of Stock as determined by the Committee, acting in good faith. The Committee may, subject to applicable law and NASDAQ rules, and without further approval from the Company’s stockholders, reduce the exercise price of any outstanding Option or make a tender offer for such Option if the exercise price for such Option on the date of reduction or the date of the tender offer exceeds the then fair market value of a share of Stock subject to the Option.

The term of each Option will be fixed by the Committee and may not exceed ten (10) years from the date of the grant or, in the case of an ISO granted to a Ten Percent Shareholder, five (5) years. Upon the exercise of an Option, the price may be paid, at the discretion of the Committee, in cash, in shares of Stock, with a promissory note, by delivery of irrevocable instructions to a broker to deliver to the Company the amount of sale or loan proceeds necessary to pay for such Stock and any accompanying tax withholding obligations, by the withholding by the Company from the Stock issuable the number of shares of Stock having a fair market value equal to the exercise price, or any combination of methods.

Stock Appreciation Rights. The Committee may award stock appreciation rights subject to such conditions and restrictions as the Committee may determine. Stock appreciation rights entitle the recipient to receive the appreciation of a share of Stock and may or may not be granted with a corresponding Option to receive the number of shares of Stock on which the value of the stock appreciation right is based. A stock appreciation right which is granted as part of an Option is only exercisable while the related Option is exercisable. The Committee may set other terms and conditions for the exercise of any stock appreciation right as it deems appropriate. Upon the exercise of a stock appreciation right, the recipient will receive a payment from the Company in cash or in Stock issued under the 2015 Plan, or a combination of the same, and the number of shares of Stock issued will be based on the fair market value of a share of Stock on the date the stock appreciation right is exercised. No stock appreciation right may be exercisable on or after ten (10) years from the date the stock appreciation right is granted. The Committee may, subject to applicable laws and NASDAQ rules, and without further approval from the Company’s stockholders, reduce the value of a stock appreciation right or make a tender offer for any such stock appreciation right if the value of such stock appreciation right on the date of the reduction or on the effective date of the tender offer exceeds the fair market value of a share of Stock with respect to which the appreciation in such stock appreciation right is based.

Stock Grants. The Committee may award restricted Stock to any participant of the 2015 Plan and subject to such restrictions as the Committee may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment through a specified period. To ensure that certain grants of Stock under the 2015 Plan qualify as “performance-based compensation” under Section 162(m) of the Code, the 2015 Plan provides that the Committee may require that the vesting of any awards of restricted Stock be conditioned on the satisfaction of performance criteria that may include any or all of the following: (1) the Company’s return on capital employed or increases in return on capital employed, (2) the Company’s total earnings or the growth in such earnings, (3) the Company’s consolidated earnings or the growth in such earnings, (4) the Company’s earnings per share or the growth in such earnings, (5) the Company’s net earnings or the growth in such earnings, (6) the Company’s earnings before interest expense, taxes, depreciation, amortization and other non-cash items or the growth in such earnings, (7) the Company’s earnings before interest and taxes or the growth in such earnings, (8) the Company’s consolidated net income or the growth in such income, (9) the value of the Company’s stock or the growth in such value, (10) the Company’s stock price or the growth in such price, (11) the Company’s return on assets or the growth on such return, (12) the Company’s cash flow or the growth in such cash flow, (13) the Company’s total shareholder return or the growth in such return, (14) the Company’s expenses or the reduction of such expenses, (15) the Company’s sales growth, (16) the Company’s overhead ratios or changes in such ratios, (17) the Company’s expense-to-sales ratios or the changes in such ratios, (18) the Company’s economic value added or changes in such value added, or (19) such other performance goal established pursuant to the requirements of Section 162(m) of the Code. The performance goals described above may be set in any manner determined by the Committee, and the Committee may set more than one goal and may provide a range of alternatives as the Committee deems appropriate under the circumstances.

Adjustments for Restructuring and Changes in Capitalization. The 2015 Plan requires the Committee to make appropriate adjustments to the number of shares of Stock that are subject to outstanding Options, stock appreciation rights and restricted Stock grants to reflect any equity restructuring or change in the capitalization of the Company, as well as other transactions described in Section 424(a) of the Code that do not constitute a change in control as defined in the 2015 Plan.

Change in Control. The 2015 Plan provides that upon a “Change in Control” as defined in the 2015 Plan, any conditions to the exercise of all outstanding Options and stock appreciation rights on such date and any issuance and forfeiture conditions on any grants of restricted Stock on such date will automatically be deemed satisfied. The Board of Directors will then have the right to cancel such Options, stock appreciation rights and grants of restricted Stock after providing each Key Employee with a reasonable period to exercise such Options or stock appreciation rights or other action necessary to receive any grant of restricted Stock.